PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-96061
(To Prospectus February 17, 2006)                File Pursuant to Rule 424(b)(3)

                 [LOGO: Internet Architecture HOLDRS (SM) Trust]

                        1,000,000,000 Depositary Receipts
                     Internet Architecture HOLDRS (SM) Trust

            This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Architecture HOLDRS (SM) Trust.

            The share amounts specified in the table in the "Highlights of Internet Architecture HOLDRS" section of the base prospectus shall be replaced with the following:

                                                         Primary
                                              Share      Trading
Name of Company                   Ticker     Amounts     Market
-------------------------------   ------   -----------   -------
3Com Corporation                   COMS        3         NASDAQ
Adaptec, Inc.                      ADPT        1         NASDAQ
Apple Computer, Inc.               AAPL        4         NASDAQ
Ciena Corporation(1)               CIEN    .285714286    NASDAQ
Cisco Systems, Inc.                CSCO        26        NASDAQ
Dell Inc.                          DELL        19        NASDAQ
EMC Corporation                    EMC         16         NYSE
Extreme Networks, Inc.             EXTR        2         NASDAQ
Foundry Networks, Inc.             FDRY        1         NASDAQ
Gateway, Inc.                      GTW         2          NYSE
Hewlett-Packard Company            HPQ       22.2225      NYSE
International Business Machines    IBM         13         NYSE
Corporation
Juniper Networks, Inc.             JNPR        2         NASDAQ
McDATA Corporation                MCDTA    0.588910419   NASDAQ
Network Appliance, Inc.            NTAP        2         NASDAQ
Napster, Inc.                      NAPS      0.1646      NASDAQ
Sun Microsystems, Inc.             SUNW        25        NASDAQ
Sycamore Networks, Inc.            SCMR        2         NASDAQ
Symantec Corp.                     SYMC     1.0039106    NASDAQ
Unisys Corporation                 UIS         2          NYSE

(1) Effective October 23, 2006, Ciena Corporation (NASDAQ Ticker: "CIEND"), an underlying constituent of the Internet Architecture HOLDRS Trust, has changed its Ticker symbol to "CIEN."

      The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2006.